Security Information






Security Purchased

CUSIP
VGG2156N1006

Issuer
CHINA NEW TOWN DEVELOPMENT

Underwriters
Citigroup, DBS Bank, DBSI

Years of continuous operation, including predecessors
> 3 years

Ticker
CNTD SP

Is the affiliate a manager or co-manager of offering?
Manager

Name of underwriter or dealer from which purchased
Citigroup

Firm commitment underwriting?
Yes

Trade date/Date of Offering
11/14/2007

Total dollar amount of offering sold to QIBs
 $                                                 229,543,333

Total dollar amount of any concurrent public offering
 $                                                                  -

Total
 $                                                 229,543,333

Public offering price
 $                                                             0.57

Price paid if other than public offering price
 N/A

Underwriting spread or commission
 $                                                         0.0145

Rating
N/A

Current yield
N/A







Fund Specific Information






Board
Total Share Amount
Purchased
$ Amount of Purchase
% of Offering
Purchased by the
Fund

New York Funds





DWS Emerging Markets Equity Fund
New York
                      241,000
 $                   138,300
0.06%

DWS Global Opportunities Fund
New York
                      679,000
 $                   389,650
0.17%

DWS Global Opportunities VIP
New York
                      259,000
 $                   148,629
0.06%

Total

1,179,000
 $                   676,579
0.29%







^The Security and Fund Performance is calculated based on information provided by State Street Bank.


*If a Fund executed multiple sales of a security, the final sale date is listed. If a Fund still held the security as of the quarter-end, the quarter-end date is listed.